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                                                                    Exhibit 10.1

                                  CONFIRMATION


Date:             May 7, 1997

To:               Cephalon, Inc. ("Party B")

Attention:        J. Kevin Buchi

From:             Swiss Bank Corporation, London Branch ("Party A")

Re:               Equity Option Confirmation
                  Reference Number ____________

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The purpose of this communication is to confirm the terms and conditions of the transaction (the "Transaction") to be entered into between us on the Trade Date specified below.

This Confirmation constitutes a "Confirmation" as referred to in the 1992 ISDA Master Agreement specified below. The definitions and provisions contained in the 1991 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc. (formerly known as the International Swap Dealers Association, Inc.) ("ISDA")) are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of May 2, 1997, as amended and supplemented from time to time (the "Agreement"), between you and us. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

The terms of the Transaction to which this Confirmation relates are as follows:

Trade Date          :     May 7, 1997

Buyer               :     Party B

Seller              :     Party A

Option Style        :     European Option

Option Type         :     Capped Call

Shares              :     Common Stock of Cephalon, Inc.  (Symbol: CEPH)

Number of Options   :     2,500,000

Contract Multiplier :     1.00
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Strike Price        :     USD 21.50

Cap Price           :     USD 39.50

Total Premium       :     490,000 shares of common stock of
                          Cephalon, Inc. (the "Premium Shares").

                          The Premium Shares are subject to the Agreement in Regard to Premium Shares dated as of May 2, 1997 between Party A, Party B and SBC Warburg Inc.

Premium
Payment Date        :     May 8, 1997.

Expiration Date     :     October 31, 1997, or, if that date is not an Exchange
                          Business Day, the following day that is an Exchange
                          Business Day.

Currency
Business Day        :     Any day on which commercial banks are open for
                          business (including dealings in foreign exchange and foreign currency deposits) in the cities from which and in which a payment is to be made.

Exchange
Business Day        :     A day that is (or but for the occurrence of a Market
                          Disruption Event, would have been) a trading day on the Exchange and the American Stock Exchange (other than a day on which trading on any such exchange is scheduled to close prior to its regular weekday closing time, first announced on the day of such closing).

Normal
Price Point         :     A Price Point for which no Market Disruption Event has
                          occurred or is continuing.

Price Point         :     On any Exchange Business Day, each of 10:00 am, 12:00
                          noon and 3:00 pm local time in New York City.

Market
Disruption Event    :     The occurrence or existence during the Relevant Period
                          with respect to a particular Price Point of any suspension of or limitation imposed on trading (by reason of movements in price exceeding levels permitted by the relevant exchange or otherwise), which suspension or limitation is imposed for a period in excess of the Disrupted Period, provided that any such event is material in the joint determination of the parties, on: (i) the Exchange in the Shares; or
                          (ii) the American Stock Exchange in option contracts on the Shares.

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Relevant Period
and Disruption
Period              :     With respect to a Price Point taken at the following
                          times, the following periods (all times, local time in New York City):

                          Time        Relevant Period           Disrupted Period
                          ----        ---------------           ----------------
                          10:00 am     9:30 am to 10:00 am      15 minutes
                          12:00 noon  10:00 am to 12:00 noon     1 hour
                           3:00 pm    12:00 noon to 3:00 pm      1 hour

Exchange            :     NASDAQ National Market System

Clearance System
Business Day        :     Any day on which the Clearance System is open for the
                          acceptance and execution of settlement instructions.

Clearance System    :     Depository Trust Company, or any successor to or
                          transferee of such clearance system.

Calculation Agent   :     Party A, whose calculations shall be binding absent
                          manifest error.

Procedure for Exercise
----------------------

Exercise Date       :     The Expiration Date.

Expiration Time     :     5:00 p.m. local time in New York City

Automatic Exercise  :     The Transaction will be deemed to be automatically
                          exercised if it is In-the-Money on the Expiration
                          Date, unless (i) the Buyer has notified the Seller or its agent (by telephone or in writing) prior to 5:00 p.m. local time in New York City on the Expiration
                          Date that it does not wish to exercise the Transaction; or (ii) the Closing Value cannot be determined on the Expiration Date. If the Transaction is to be cash settled, "In-the-Money" means that the Cash Settlement Amount is greater than zero. If the Transaction is to be physically settled, "In-the-Money" means that the Closing Value is greater than the Strike Price. "Closing Value" means the closing price of the Shares, as reported on the Exchange, on the Expiration Date.

Telephone and
facsimile number
of Seller's agent
for purposes of
giving notice       :     Telephone: (312) 554-5249
                          Fax:       (312) 554-6271
                          Attention: David P. Stowell



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Settlement Terms
----------------

Settlement          :     The Transaction will be cash settled; provided,
                          however, that Party B may elect to physically settle the Transaction by giving notice to Party A no later than 30 Exchange Business Days before the Expiration
                          Date.

Physical Settlement :     If the Transaction is to be physically settled, the
                          Seller shall deliver to the Buyer the number of Shares equal to the Contract Multiplier multiplied by the number of Options, in three separate deliveries of 833,334 Options on the first
                          Settlement Date and 833,333 Options on each of the second and third Settlement Dates, against payment by the Buyer to the Seller on each such Settlement Date of an amount equal to the product of (a) the Strike
                          Price, adjusted as hereinafter provided, multiplied by
                          (b) the Contract Multiplier multiplied by (c) the number of Shares to be delivered on such Settlement
                          Date. If the Closing Value exceeds the Cap Price, the
                          Strike Price shall be increased by the amount by which the Closing Value exceeds the Cap Price; if the Closing Value is equal to or less than the Cap Price, no adjustment will be made to the Strike Price. Such payments and deliveries shall be made through the Clearance System at the accounts specified below, on a delivery versus payment basis.

Cash Settlement     :     If the Transaction is to be cash settled, on the
                          Settlement Date, Party A shall pay to Party B the Cash
                          Settlement Amount, if any. The "Cash Settlement
                          Amount" shall be the greater of (a) zero and (b) an amount calculated by the Calculation Agent equal to
                          (i) the Contract Multiplier multiplied by (ii) the number of Options exercised multiplied by (iii) the Price Differential. "Price Differential" means (x) if the Reference Price exceeds the Cap Price, the result of subtracting the Strike Price from the Cap Price, and (y) if the Reference Price is equal to or less than the Cap Price, the result of subtracting the Strike Price from the Reference Price.

Reference Price     :     (a) If the Valuation Period contains 60 Normal Price
                          Points, the Reference Price shall be the arithmetic average of the Share Prices at those 60 Normal Price
                          Points.

                          (b) If the Valuation Period does not contain 60 Normal Price Points, the parties shall jointly determine the Share Price for the last Price Point on Valuation Date and as many Price Points immediately preceding the Valuation Date as shall be necessary, when such Share Prices are taken together with the


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                          Share Prices on all Normal Price Points occurring
                          within the Valuation Period, to provide 60 Share Prices, and in such case the Reference Price shall be the arithmetic average of those 60 Share Prices.

Share Price         :     The bid price per Share as reported on the QRM screen
                          on Bloomberg at the relevant Price Point, or, if there is no bid price at such time, the last previous bid price as reported on the QRM screen on Bloomberg.

Valuation Period    :     The period from and including the nineteenth Exchange
                          Business Day immediately preceding the Expiration Date
                          (the "Initial Date") to and including the Expiration
                          Date, provided that if any Exchange Business Day in the Valuation Period as so determined, shall not include three Normal Price Points, the Valuation
                          Period shall be extended so that the Valuation Period includes 60 Normal Price Points, but in no event shall the last day of the Valuation Period be later than the twentieth Exchange Business Day after the Expiration
                          Date, and in no event shall the Valuation Period include any day before the Initial Date.

Valuation Date      :     The last day of the Valuation Period.

Settlement Dates    :     If the Transaction is to be cash settled, there shall
                          be a single Settlement Date, which date shall be the third Currency Business Day after the Valuation Date.
                          If the Transaction is to be physically settled, the Settlement Dates shall be the third, fourth and fifth Clearance System Business Days after the
                          Exercise Date.

Adjustment Events
-----------------

Adjustments         :     During the life of the Transaction, if any adjustment
                          is made by The Options Clearing Corporation or its successors ("OCC") in the terms of outstanding
                          OCC-issued options ("OCC Options") on the Shares which are the subject of the Transactions, an equivalent adjustment shall be made in the terms of the Transaction. Except as provided in the following paragraph, no adjustment shall be made in the terms of the Transaction for any event that does not result in an adjustment to the terms of outstanding OCC Options on the Shares. Without limiting the generality of the foregoing, NO ADJUSTMENT SHALL BE MADE IN THE TERMS OF
                          THE TRANSACTIONS FOR ORDINARY CASH DIVIDENDS ON THE
                          SHARES.

                          If at any time during the life of the Transaction there shall be no outstanding OCC Options on the Shares, and an event shall


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                          occur for which an adjustment might otherwise be made
                          under the By-Laws, Rules, and stated policies of the OCC applicable to the adjustment of OCC Options (the "OCC Adjustment Rules"), the parties shall use their best efforts, applying the principles set forth in the OCC Adjustment Rules, to jointly determine whether to adjust the terms of the Transaction and the nature of any such adjustment.

Miscellaneous
-------------

Transfer            :     Neither party may transfer the Transaction, in whole
                          or in part, without the prior written consent of the non-transferring party.

Account Details
---------------

Payments and deliveries to Party A:      Previously provided


Payments and deliveries to Party B:      Previously provided




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Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us or by sending to us a letter or telex substantially similar to this letter, which letter or telex sets forth the material terms of the Transaction to which this Confirmation relates and indicates your agreement to those terms.

Yours sincerely,

SWISS BANK CORPORATION, LONDON BRANCH


By: /s/ Martin Perkins                   By: /s/ Karen Hayes
------------------------------           -------------------------------
Name: Martin Perkins                     Name: Karen Hayes
Title: Associate Director                Title: Associate Director



Confirmed as of the 7th day
of May, 1997

CEPHALON, INC.



By:  /s/ J. Kevin Buchi
-------------------------------
Name: J. Kevin Buchi
Title: Senior Vice President and
       Chief Financial Officer

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